FORM NSAR
Q77.O Transactions effected pursuant to Rule 10F3
Fidelity Advisor Series I

Series Number	Fund	Trade Date	Settle Date	Security Name:	Size of Offering:	Aggregate Offering Value	Price:	Shares Purchased	Transaction Value	Underwriter Fidelity Purchased From	Underwriting Members:(1)	Underwriting Members:(2)	Underwriting Members:(3)	Underwriting Members:(4)	Underwriting Members:(5)	Underwriting Members:(6)	Underwriting Members:(7)	Underwriting Members:(8)
4	FA GROWTH & INCOME FD	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	1,900	$36,100	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
7	FA VALUE STRATEGIES FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	2,300	$43,700	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
9	FA BALANCED FUND	21-Jul-05	27-Jul-05	Hittite Microwave Corp	4,500,000	$76,500,000	$17.00	1,800	$30,600	LEHMAN BROS INC	Needham & Company, LLC	Piper Jaffray	Thomas Weisel Partners LLC
9	FA BALANCED FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	1,700	$32,300	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
14	FA FIFTY FUND	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	100	$1,900	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
15	FA EQUITY VALUE	28-Jun-05	5-Jul-05	DSW Inc	14,062,500	$267,187,500	$19.00	100	$1,900	LEHMAN BROS INC	Goldman, Sachs & Co.	CIBC World Markets	Johnson Rice & Co L.L.C.
15	FA EQUITY VALUE	14-Dec-04	20-Dec-04	Cascade Microtech Inc.	5,300,000	$74,200,000	$14.00	200	$2,800	LEHMAN BROS INC	UBS Investment Bank	JPMorgan	Adam Harkness	Fidelity Capital Markets	Blaylock & Partners, L.P.	Chatsworth Securities, LLC	Oppenheimer & Co. Inc.	Wedbush Morgan Securities Inc.